Exhibit 99.1

Sotera Health Reports Fourth-Quarter and Full-Year 2020 Results;
Provides 2021 Outlook
•Q4 2020 net revenues of $217 million increased 12%, compared to Q4 2019
•Q4 2020 net loss of $44 million or $0.17 per diluted share, compared to a net loss of $28 million or $0.12 per diluted share in Q4 2019; Q4 2020 and Q4 2019 include losses on extinguishment of debt of $44 million and $30 million, respectively
•Q4 2020 Adjusted EBITDA of $113 million increased 20%, compared to Q4 2019
•Q4 2020 Adjusted EPS of $0.09 improved by $0.04 per diluted share, compared to Q4 2019
•December 31, 2020 total debt of $1,861 million, net debt of $1,797 million, and net leverage ratio reduced to 4.3x
•Full-year 2021 outlook revenue growth of 9% to 12%
CLEVELAND, OH, March 9, 2021 – Sotera Health Company (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the fourth-quarter and full-year 2020.
Fourth-quarter 2020 net revenues increased 12% to $217 million, compared with $193 million in the fourth-quarter a year ago. Net loss attributable to Sotera Health (“net loss”) was $44 million, or $0.17 per diluted share, compared with a net loss of $28 million, or $0.12 per diluted share in the fourth-quarter 2019. Fourth-quarter 2020 net loss included a $44 million charge related to the previously announced paydown of $1,111 million of debt with proceeds from the Company’s initial public offering, and fourth-quarter 2019 net loss included a $30 million charge related to the refinancing of debt. Adjusted EBITDA for the fourth-quarter 2020 increased by 20% to $113 million over the prior-year quarter. Fourth-quarter 2020 Adjusted earnings per diluted share (“Adjusted EPS”) was $0.09, an increase of $0.04 per diluted share, compared to the fourth-quarter 2019. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.
For full-year 2020, net revenues increased 5% to $818 million, compared with $778 million for 2019. Full-year 2020 net loss was $39 million, or $0.16 per diluted share, compared with a net loss of $21 million, or $0.09 per diluted share, for 2019. Full-year 2020 and 2019 net losses included the $44 million and $30 million charges referenced above. Full-year 2020 Adjusted EBITDA increased nearly 11% to $420 million, compared to 2019. Adjusted EPS was $0.42 in 2020, a decrease of 2% over 2019 as interest expense increased by approximately $58M for full-year 2020. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.
“Our fourth-quarter and full-year 2020 results demonstrate the resilience of our business model and ability of our company to perform in a rapidly shifting environment,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “Our three businesses – Sterigenics, Nordion and Nelson Labs – successfully navigated a global pandemic, pivoting to meet increased demand for products and services critical to protecting against the coronavirus, while ensuring continuity and quality of service for our broad-spectrum of healthcare customers. Our focus has been, and continues to be, supporting our Sotera Health global team members, providing a healthy and safe work environment and additional support and flexibility as needed.”

Petras continued, “Despite the external challenges, we delivered double-digit Adjusted EBITDA growth, expanded margins, continued to make necessary infrastructure enhancements, completed the acquisition of Iotron and executed a highly successful IPO. I am tremendously proud of, and grateful to, the entire Sotera Health team for their dedication and professionalism during this important time for the company. We look forward to building on our momentum as 2021 proceeds.”
Fourth-Quarter and Full-Year 2020 Review by Business Segment
Sterigenics
For fourth-quarter 2020, net revenues from Sterigenics were $135 million, an increase of 11% compared to the fourth-quarter a year ago. Segment income was $74 million, an increase of more than 14%.
For full-year 2020, Sterigenics net revenues were $499 million, an increase of 6% compared to 2019. Segment income increased 9% to $267 million.
Revenue and segment income growth for both the fourth-quarter and full-year 2020 were driven by enhanced utilization of existing capacity, favorable pricing, and the acquisition of Iotron.
Nordion
For fourth-quarter 2020, net revenues from Nordion were $29 million, an increase of 18%, compared to the fourth-quarter a year ago. Segment income increased nearly 30% to $16 million. The increases in both revenue and segment income were driven by favorable pricing and harvest schedules for industrial-use Co-60, which often vary quarter to quarter. Segment income also benefited from favorable pricing and Co-60 mix.
For full-year 2020, net revenues from Nordion were $115 million, a decline of 1% compared to 2019. The slight decline in sales for the year was driven by lower volumes of medical-use Co-60 impacted by COVID-19. Segment income increased by more than 7% to $67 million, driven by favorable pricing and Co-60 mix.
Nelson Labs
For fourth-quarter 2020, net revenues from Nelson Labs were $53 million, an increase of more than 11% compared to the fourth-quarter a year ago. Segment income increased more than 30% to $23 million.
For full-year 2020, net revenues from Nelson Labs were $205 million, an increase of more than 7% compared to 2019. Segment income increased 19% to $86 million.
Revenue and segment income growth for both the fourth-quarter and full-year 2020 were driven by increased demand for testing related to personal protective equipment, partially offset by a reduction in other lab testing volumes.

Balance Sheet and Liquidity
As of December 31, 2020, Sotera Health had $1,861 million in total debt, and $102 million in cash and cash equivalents, compared to $2,848 million in total debt and $63 million in cash and cash equivalents as of December 31, 2019. No material debt balances currently outstanding mature until 2026. Sotera Health’s net leverage ratio as of December 31, 2020 was 4.3x, compared to 7.5x at December 31, 2019. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

Full-Year 2021 Outlook
Today, Sotera Health is providing its full-year 2021 outlook:
•Net revenues in the range of $890 million to $920 million, representing growth of approximately 9% to 12%, compared to the prior year,
•Adjusted EBITDA in the range of $465 million to $485 million, representing growth of approximately 11% to 16%, compared to the prior year,
•Tax rate applicable to Adjusted Net Income of approximately 28%,
•Adjusted EPS in the range of $0.78 to $0.86,
•A fully diluted share count in the range of 281 million to 283 million shares on a weighted-average basis,
•Capital expenditures in the range of $100 million to $110 million, and
•Net leverage reduction of approximately ¾ of a turn.
The guidance provided above contains a number of assumptions, including, among others, the company’s current expectations regarding the impact of the COVID-19 pandemic including the rate of recoveries of elective procedures and new product development testing, and that exchange rates remain constant for the full year 2021.
The company does not provide a reconciliation of the forward-looking Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS guidance to the most directly comparable GAAP measure, as this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain items, including, among others, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings. The variability of these items could have a potentially unpredictable, and a potentially significant, impact on our future GAAP results.
The guidance provided above is based on current plans and expectations and is subject to a number of known and unknown certainties and risks, including those set forth below under “Forward-Looking Statements.”
Recent Accomplishments
•Closing of initial public offering in November 2020.
•Paydown of $1,111 million of debt and expansion of Revolving Credit Facility in November and December 2020, respectively.
•Successful repricing of First Lien Term Loan facility in January 2021.
Upcoming Investor Events
•Barclays Global Healthcare Conference at 9:10 am Eastern, March 10, 2021.
•KeyBanc Capital Markets’ Life Sciences & MedTech Investor Forum at 9:15 am Eastern, March 23, 2021.

Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern today. To participate in the live call, please dial 1-833-303-1211 if dialing from within the United States and Canada or 1-918-922-6527 if dialing from other locations, using conference ID #1765289, at least 10 minutes prior to the scheduled start time. A live webcast of the conference call and accompanying materials also may be accessed via the Investor Relations section of the Company’s website at https://investors.soterahealth.com/. A replay of the webcast will be available beginning at 12 noon Eastern on March 9 for a period of one year.
Forward-Looking Statements
This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative version of those words or other comparable words. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of ethylene oxide (EO) or Cobalt-60; changes in industry trends, environmental, health and safety regulations or preferences; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; our ability to increase capacity at existing facilities, renew leases for our facilities and build new facilities in a timely and cost-effective manner; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Net Debt and Net Leverage Ratio, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.

We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the metric for attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

INVESTOR RELATIONS CONTACTS
Sally J. Curley, IRC                    Jenny Kobin
Curley Global IR, LLC                    IR Advisory Solutions
IR@soterahealth.com                     IR@soterahealth.com

MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com

Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Service	$189,495	$171,162	$713,520	$673,037
Product	27,350	22,323	104,638	105,290
Total net revenues	216,845	193,485	818,158	778,327
Cost of revenues:
Service	85,973	84,884	333,359	333,290
Product	10,295	11,380	41,227	49,606
Total cost of revenues	96,268	96,264	374,586	382,896
Gross profit	120,577	97,221	443,572	395,431
Operating expenses:
Selling, general and administrative expenses	53,156	37,120	178,525	147,480
Amortization of intangible assets	15,040	14,620	59,029	58,562
Impairment of long-lived assets	—	11	—	5,792
Total operating expenses	68,196	51,751	237,554	211,834
Operating income	52,381	45,470	206,018	183,597
Interest expense, net	48,117	43,251	215,259	157,729
Loss on extinguishment of debt	44,262	30,168	44,262	30,168
Foreign exchange loss (gain)	140	(4,582)	(5,230)	3,862
Other income, net	(5,060)	(2,500)	(9,413)	(7,246)
Loss before income taxes	(35,078)	(20,867)	(38,860)	(916)
Provision (benefit) for income taxes	8,308	6,879	(1,369)	19,509
Net loss	(43,386)	(27,746)	(37,491)	(20,425)
Less: Net income attributable to noncontrolling interests	294	154	1,126	425
Net loss attributable to Sotera Health Company	$(43,680)	$(27,900)	$(38,617)	$(20,850)

Loss per share:
Basic and diluted	$(0.17)	$(0.12)	$(0.16)	$(0.09)
Weighted average number of shares outstanding:
Basic and diluted	253,470	232,400	237,696	232,400

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Segment revenues:
Sterigenics	$134,819	$121,321	$498,773	$471,708
Nordion	28,711	24,296	114,745	116,165
Nelson Labs	53,315	47,868	204,640	190,454
Total net revenues	$216,845	$193,485	$818,158	$778,327
Segment income:
Sterigenics	$73,836	$64,542	$266,639	$244,904
Nordion	16,111	12,498	66,803	62,196
Nelson Labs	23,115	17,435	86,417	72,832
Total segment income	113,062	94,475	419,859	379,932
Less adjustments:
Interest expense, net	48,117	43,251	215,259	157,729
Depreciation and amortization(a)	36,406	36,591	143,564	146,719
Impairment of long-lived assets and intangible assets(b)	—	11	—	5,792
Share-based compensation(c)	6,968	1,762	10,987	16,882
Capital restructuring bonuses(d)	2,702	1,510	2,702	2,040
(Gain) loss on foreign currency and embedded derivatives(e)	(3,663)	(5,636)	(8,454)	2,662
Acquisition and divestiture related charges, net(f)	962	386	3,932	(318)
Business optimization project expenses(g)	40	2,710	2,524	4,195
Plant closure expenses(h)	261	567	2,649	1,712
Loss on extinguishment of debt(i)	44,262	30,168	44,262	30,168
Professional services relating to EO sterilization facilities(j)	11,301	3,428	36,671	11,216
Accretion of asset retirement obligation(k)	470	594	1,946	2,051
COVID-19 expenses(l)	314	—	2,677	—
Consolidated loss before income taxes	$(35,078)	$(20,867)	$(38,860)	$(916)
(a)Includes depreciation of Co-60 held at gamma irradiation sites.
(b)Represents impairment charges related to the decision to not reopen the Willowbrook, Illinois facility in September 2019.
(c)Includes non-cash share-based compensation expense. 2019 also includes $10.0 million of one-time cash share-based compensation expense related to the pre-IPO Class C Units, which vested in the third quarter of 2019.
(d)Represents cash bonuses for members of management relating to the November 2020 IPO and the December 2019 refinancing.
(e)Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(f)Represents (i) certain direct and incremental costs related to the acquisitions of Gibraltar Laboratories, Inc. (“Nelson Fairfield”) in 2018 and Iotron Industries Canada, Inc. in July 2020, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(g)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of Nelson Labs, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(h)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(i)Represents expenses incurred in connection with the refinancing of our debt capital structure in December 2019 and paydown of debt following the November 2020 IPO, including accelerated amortization of prior debt issuance and discount costs, premiums paid in connection with early extinguishment and debt issuance and discount costs incurred for the new debt.
(j)Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(k)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(l)Represents non-recurring costs associated with COVID-19 pandemic, including donations to related charitable causes and special bonuses for front-line personnel working on-site during lockdown periods.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$102,454	$63,025
Accounts receivable, net	91,735	88,644
Inventories, net	34,093	37,396
Other current assets	86,733	63,289
Total current assets	315,015	252,354
Property, plant, and equipment, net	609,814	581,954
Operating lease assets	45,963	—
Other intangible assets, net	643,366	696,006
Goodwill	1,115,936	1,035,865
Other assets	31,185	14,495
Total assets	$2,761,279	$2,580,674
Liabilities and equity
Total current liabilities	$140,598	$123,990
Long-term debt, less current portion	1,824,789	2,800,873
Other noncurrent liabilities	219,502	159,708
Deferred income taxes	121,816	137,235
Total liabilities	2,306,705	3,221,806
Total equity (deficit)	454,574	(641,132)
Total liabilities and equity	$2,761,279	$2,580,674

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2020	2019
Operating activities:
Net loss	$(37,491)	$(20,425)
Non-cash items	169,869	177,817
Changes in operating assets and liabilities	(11,793)	(8,351)
Net cash provided by operating activities	120,585	149,041
Investing activities:
Purchases of property, plant and equipment	(53,507)	(57,257)
Purchase of Iotron Industries Canada, Inc., net of cash acquired	(105,187)	—
Net cash used in investing activities	(158,694)	(57,257)
Financing activities:
Proceeds from issuance of common stock, net of underwriting discounts and issuance costs	1,155,961	—
Proceeds from revolving credit facility and long-term borrowings	150,000	3,144,600
Dividends and distributions to shareholders	—	(691,170)
Repurchase of common shares	(34,000)	—
Payments of debt issuance costs and prepayment premium	(19,746)	(17,034)
Payments on revolving credit facility and long-term borrowings	(1,177,325)	(2,561,084)
Other	(1,458)	(1,342)
Net cash provided by (used in) financing activities	73,432	(126,030)
Effect of exchange rate changes on cash and cash equivalents	4,106	485
Net increase (decrease) in cash and cash equivalents, including restricted cash	39,429	(33,761)
Cash and cash equivalents, including restricted cash, at beginning of period	63,025	96,786
Cash and cash equivalents, including restricted cash, at end of period	$102,454	$63,025

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$211,276	$151,005
Cash paid during the period for income taxes, net of tax refunds received	23,988	44,614
Equipment purchases included in accounts payable	14,288	5,197

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net loss	$(43,386)	$(27,746)	$(37,491)	$(20,425)
Amortization	20,431	20,005	80,255	80,048
Impairment of long-lived assets and intangible assets (a)	—	11	—	5,792
Share-based compensation(b)	6,968	1,762	10,987	16,882
Capital restructuring bonuses(c)	2,702	1,510	2,702	2,040
(Gain) loss on foreign currency and embedded derivatives(d)	(3,663)	(5,636)	(8,454)	2,662
Acquisition and divestiture related charges, net(e)	962	386	3,932	(318)
Business optimization project expenses(f)	40	2,710	2,524	4,195
Plant closure expenses(g)	261	567	2,649	1,712
Loss on extinguishment of debt(h)	44,262	30,168	44,262	30,168
Professional services relating to EO sterilization facilities(i)	11,301	3,428	36,671	11,216
Accretion of asset retirement obligation(j)	470	594	1,946	2,051
COVID-19 expenses(k)	314	—	2,677	—
Income tax benefit associated with pre-tax adjustments(l)	(18,682)	(15,270)	(43,536)	(35,637)
Adjusted Net Income	21,980	12,489	99,124	100,386
Interest expense, net	48,117	43,251	215,259	157,729
Depreciation(m)	15,975	16,586	63,309	66,671
Income tax provision applicable to Adjusted Net Income(n)	26,990	22,149	42,167	55,146
Adjusted EBITDA	$113,062	$94,475	$419,859	$379,932

Net Revenues	$216,845	$193,485	$818,158	$778,327
Adjusted EBITDA Margin	52.1%	48.8%	51.3%	48.8%
Weighted average number of shares outstanding	253,470	232,400	237,696	232,400
Basic and diluted EPS	$(0.17)	$(0.12)	$(0.16)	$(0.09)
Adjusted EPS	$0.09	$0.05	$0.42	$0.43
(a)Represents impairment charges related to the decision to not reopen the Willowbrook, Illinois facility in September 2019.
(b)Includes non-cash share-based compensation expense. 2019 also includes $10.0 million of one-time cash share-based compensation expense related to the pre-IPO Class C Units, which vested in the third quarter of 2019.
(c)Represents cash bonuses for members of management relating to the November 2020 IPO and the December 2019 refinancing.
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(e)Represents (i) certain direct and incremental costs related to the acquisitions of Gibraltar Laboratories, Inc. (“Nelson Fairfield”) in 2018 and Iotron Industries Canada, Inc. in July 2020, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(f)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of Nelson Labs, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(g)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(h)Represents expenses incurred in connection with the refinancing of our debt capital structure in December 2019 and paydown of debt following the November 2020 IPO, including accelerated amortization of prior debt issuance and discount costs, premiums paid in connection with early extinguishment and debt issuance and discount costs incurred for the new debt.
(i)Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(j)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(k)Represents non-recurring costs associated with COVID-19 pandemic, including donations to related charitable causes and special bonuses for front-line personnel working on-site during lockdown periods.
(l)Represents the tax benefit or provision associated with the reconciling items between net loss and Adjusted Net Income. To determine the aggregate tax effect of the reconciling items, we utilized statutory income tax rates ranging from 0% to 35%, depending upon the applicable jurisdictions of each adjustment.
(m)Includes depreciation of Co-60 held at gamma irradiation sites.
(n)Represents the difference between income tax expense or benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (l).

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	Year Ended December 31,
	2020	2019
Current portion of long-term debt	$—	$16,331
Long-term debt less current portion	1,824,789	2,800,873
Current portion of finance leases	1,173	1,288
Finance leases less current portion	34,939	29,883
Total Debt	$1,860,901	$2,848,375

Add: unamortized debt issuance costs and debt discounts	38,761	73,677
Less: cash and cash equivalents	(102,454)	(63,025)
Total Net Debt	$1,797,208	$2,859,027

Adjusted EBITDA	$419,859	$379,932
Net Leverage	4.3x	7.5x